UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 19, 2007 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 1.01	Entry into a Material Definitive Agreement.

Loan Transaction

The information provided in Item 2.03 of this Current Report on Form 8-K regarding the Notes (as such term is defined below) is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan Transaction

On January 19, 2007, Nu Skin Enterprises, Inc.(the “Company”) issued a series of U.S. Dollar denominated senior promissory notes (the “Notes”) to affiliates of Prudential Investment Management, Inc. (“Prudential”). The Notes were issued pursuant to a $205 million Private Shelf Agreement entered into between the Company and Prudential on August 26, 2003, as amended from time to time (the “Shelf Agreement”).

The aggregate principal amount of the Notes is $40 million, bearing a 6.14% interest rate per annum, with interest payable semi-annually beginning on July 20, 2007. The final maturity date of the Notes is January 20, 2017 and principal prepayments are required annually beginning on January 20, 2011 in equal installments of $5,714,285.71. The Notes are also governed by the terms of the Shelf Agreement and amendments thereto, which contain certain representations, warranties and covenants by the Company, as well as customary conditions upon which the obligations under the Notes may be accelerated and become due and payable immediately, or become subject to additional obligations. For complete information regarding these terms, please refer to the Shelf Agreement and amendments thereto previously filed with our annual and quarterly reports. The Company intends to use the proceeds from the Notes primarily for stock repurchases and other general corporate purposes.

The Notes are attached as Exhibit 99.1 to this report and incorporated by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Establishment of Executive Incentive Bonus Targets

On January 22, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) met and approved incentive targets and bonus percentage levels for the first quarter and first half of 2007 under the Nu Skin Enterprises, Inc. 2006 Senior Executive Incentive Plan (the “Plan”). The Plan provides for the payment of cash incentive awards on a quarterly as well as a semi-annual basis to the CEO and other key executives of the Company based on the Company’s achievement of incentive targets that are measured by objective business criteria selected by the Committee. The incentive targets established by the Committee for the first quarter and first half of 2007 are based on revenue and operating profit measures. The incentive targets are established at three levels, referred to as “Minimum”, “Budget”, and “Stretch” targets. Bonus amounts payable to participants under the Plan are based on a certain pre-established percentage of a participant’s salary (“Bonus Percentage Levels”). If Budget targets are met for a particular incentive period, a participant will receive a bonus amount at the Bonus Percentage Level (the “Budget-Level Bonus”). If a Budget target is not met, the bonus amount decreases linearly from the Budget-Level Bonus until reaching 50% of the Budget-Level Bonus at the Minimum target level. No bonus is paid if Minimum operating profit targets are not met. The bonus amount increases linearly above the Budget-Level Bonus to the extent actual revenue or operating profit measures exceed Budget level, until reaching 200% of the Budget-Level Bonus at the Stretch level. Beyond the Stretch level, the bonus amount increases in proportion to the extent to which Stretch targets are exceeded.

The Bonus Percentage Levels that were set by the Committee are as follows:

Participant Bonus Percentage Level (% of salary)

Truman Hunt	100%
Director, President and CEO

Blake Roney	60%
Director, Chairman of the Board

Ritch Wood	60%
Chief Financial Officer

Dan Chard	60%
Executive Vice President,
Distributor Success

Robert Conlee	60%
President, North Asia and
President, Nu Skin Japan

Joe Chang	60%
Chief Scientific Officer and
Executive Vice President,Product Development

Item 9.01	Financial Statements and Exhibits.

(c)     Exhibit.

99.1	Nu Skin Enterprises, Inc. Series E Senior Notes Nos. E-1, E-2, E-3, E-4 and E-5 dated January 19, 2007

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch N. Wood Ritch N. Wood Chief Financial Officer

Date:    January 25, 2007

EXHIBIT INDEX

Exhibit No.         Exhibit Description

99.1	Nu Skin Enterprises, Inc. Series E Senior Notes Nos. E-1, E-2, E-3, E-4 and E-5 dated January 19, 2007